COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE
HOUSTON, August 17, 2015 – Swift Energy Company (NYSE: SFY) announced that on August 14, 2015, the New York Stock Exchange (the “NYSE”) notified the Company that it is not in compliance with the continued listing standards set forth in Sections 802.01B and 802.01C of the NYSE’s Listed Company Manual. Specifically, the NYSE notified the Company that the average closing price per share of the Company’s common stock over the preceding 30 trading-day period was $0.96 as of August 12, 2015 and, therefore, that the Company’s common stock had fallen below the required minimum average closing price of Section 802.01C of $1.00 per share over a consecutive 30 trading-day period. Additionally, the NYSE notified the Company that the Company’s average global market capitalization for the prior 30 trading-day period is below $50 million, and the Company’s stockholders’ equity is less than $50 million, which are the NYSE minimum requirements under Section 802.01B. In compliance with NYSE procedures, the Company intends to notify the NYSE within ten business days of its intent to cure both deficiencies and return to compliance with the NYSE continued listing requirements.
Under Section 802.01C (i.e., stock price standard), the Company has six months following the NYSE notification to regain compliance with the minimum share price requirement. The Company can regain compliance with Section 802.01C at any time during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or the last trading day of the cure period.
To indicate the Company’s desire and ability to regain compliance with Section 802.01B (i.e., market capitalization standard) within 18 months, the Company will submit a business plan to the NYSE within 45 days from receipt of the notice from the NYSE. If the NYSE approves the Company’s business plan, the Company’s shares will continue to be listed and traded on the NYSE during the 18 month cure period, subject to its compliance with other NYSE continued listing standards.
There is no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE, subject to the Company’s compliance with other listing standards, under the symbol “SFY” but with the added designation of “.bc” to indicate the Company’s “below compliance” status. If the Company determines to remedy the non-

compliance by taking action that will require shareholder approval, the Company must obtain shareholder approval by no later than its next annual meeting and implement such action promptly thereafter. The Company will continue to work directly with the NYSE to ensure the NYSE is aware of the Company’s progress.
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.
About Forward Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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